EXHIBIT 99.1
For Immediate Release	Contact: Shawn M. Harrington
September 22, 2004	(860) 644-1551

Gerber Scientific, Inc. Reports Annual Meeting Results

SOUTH WINDSOR, CT -- At the Annual Meeting of Shareholders of Gerber Scientific, Inc. (NYSE: GRB), held Wednesday, September 22, 2004, the company received shareholder approval on the following proposals:

  Shareholders re-elected directors Donald P. Aiken, George M. Gentile and Edward G. Jepsen to the board of directors. Under terms approved by shareholders at this meeting, the company will amend its current restated certificate of incorporation to declassify its board of directors. All members of Gerber's board will serve one-year terms, with nominees for all board positions standing for election at next year's annual meeting.
  Shareholders approved amending Gerber Scientific's certificate of incorporation to increase the number of authorized shares of common stock to 100,000,000 shares.
  Shareholders approved amending or repealing takeover defense provisions of Gerber Scientific's restated certificate of incorporation.
  Shareholders approved amending Gerber Scientific's restated certificate of incorporation to conform director and officer indemnification provisions to the applicable provisions of the Connecticut Business Corporation Act.
  Shareholders approved amending or repealing takeover defense provisions of Gerber Scientific's by-laws.
  Shareholders approved the Gerber Scientific, Inc. 2005 - 2006 Executive Annual Incentive Bonus Plan.

Marc T. Giles, president and chief executive officer of Gerber Scientific, Inc., said, "Gerber Scientific has made great strides towards instituting corporate governance best-practices. The company has taken important actions to improve transparency and management accountability to shareholders, including declassifying its board and amending terms of its certificate of incorporation and by-laws that might discourage transactions in which shareholders might wish to participate."

"I am pleased to announce the re-election of Donald Aiken, George Gentile and Edward Jepsen to the company's board of directors," added Giles. "All three have contributed greatly to Gerber Scientific's progress over the past year and I look forward to their continued guidance and counsel. Finally, I would like to thank David Gerber, who chose not to stand for re-election to the board this year, for his long and dedicated service to the company."

About Gerber Scientific, Inc.
Gerber Scientific, Inc. is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:
In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2004 and its Annual Report on Form 10-K for the year ended April 30, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release.